Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

NU shareholders approve merger with NSTAR

HARTFORD, Connecticut, March 4, 2011 – Northeast Utilities (NYSE: NU) shareholders today voted to approve the merger between NU and NSTAR and to adopt additional proposals related to the merger.

At a special meeting of NU shareholders held this morning, approximately 98 percent of the shares that were voted were cast in favor of adopting the merger agreement and plan of merger between the two companies.  Approval required endorsement by two-thirds of NU’s approximately 176 million outstanding shares.  Approximately 140 million shares were voted in favor of the merger, including more than
90 percent of shares owned by employees and retirees.  NU shareholders also voted in favor of issuing additional NU shares needed to complete the merger and in favor of fixing NU’s number of trustees at 14.

“We are pleased with this overwhelming endorsement of our merger by NU’s shareholders who include tens of thousands of investors in Connecticut and Massachusetts,” said Charles W. Shivery, NU’s chairman, president and chief executive officer.  “We believe our combined businesses can offer significant benefits to our customers, our region, and our shareholders.”

Under the terms of the merger agreement, NSTAR shareholders will receive 1.312 common shares of Northeast Utilities for each common share of NSTAR they own.  Following completion of the merger, it is anticipated that NU shareholders would own approximately 56 percent and NSTAR shareholders would own approximately 44 percent of the combined company.  Subject to the conditions in the merger agreement, NU’s first quarterly dividend per common share declared after the completion of the merger will be increased to an amount that is equivalent, after adjusting for the exchange ratio, to the last quarterly dividend per NSTAR common share paid by NSTAR prior to the closing.

The merger has already satisfied one closing condition with the expiration of the pre-merger waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The approval of the Federal Communications Commission satisfied another closing condition.  Other state and federal reviews are pending.

Northeast Utilities (NYSE: NU), a Fortune 500 and Standard & Poor’s 500 energy company based in Connecticut, operates New England’s largest energy delivery system. NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

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Information Concerning Forward-Looking Statements

In addition to historical information, this communication may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.  Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving NSTAR and Northeast Utilities, including future financial and operating results; NSTAR’s and Northeast Utilities’ plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts.  Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties.  There can be no assurance that actual results will not materially differ from expectations.  Important factors could cause actual results to differ materially from those indicated by such forward-looking statements.  With respect to the proposed merger, these factors include, but are not limited to: the risk that NSTAR or Northeast Utilities may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 (Registration No. 333-170754) that was filed by Northeast Utilities with the SEC in connection with the merger.  Additional risks and uncertainties are identified and discussed in NSTAR’s and Northeast Utilities’ reports filed with the SEC and available at the SEC’s website at www.sec.gov.  Forward-looking statements included in this document speak only as of the date of this document.  Neither NSTAR nor Northeast Utilities undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed merger between Northeast Utilities and NSTAR, Northeast Utilities filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-170754)  that includes a joint proxy statement of Northeast Utilities and NSTAR that also constitutes a prospectus of Northeast Utilities. Northeast Utilities and NSTAR mailed the definitive joint proxy statement/prospectus to their respective shareholders, on or about January 5, 2011. Northeast Utilities and NSTAR urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information.  You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov).  You may also obtain these documents, free of charge, from Northeast Utilities’ website (www.nu.com) under the tab “Investors” and then under the heading "Financial/SEC Reports.”  You may also obtain these documents, free of charge, from NSTAR’s website (www.nstar.com) under the tab “Investor Relations.”

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